News
El Paso Corporation Reports Sharp Increase in Second Quarter Earnings — Continued Progress on 2006 Goals
HOUSTON, TEXAS, August 7, 2006—El Paso Corporation (NYSE:EP) is providing today second quarter 2006 financial and operational results for the company.
Highlights:
•	$0.21 earnings per fully diluted share from continuing operations versus $0.09 in 2005

•	$1,421-million cash flow from continuing operations for first six months

•	$3-billion reduction in gross debt through July 31

•	$500 million equity offering completed during second quarter

•	Settlement of major shareholder and derivative litigation

•	Pipeline and E&P on track to deliver on 2006 goals
“El Paso’s second quarter results are another step toward the delivery of our 2006 goals,” said Doug Foshee, El Paso’s president and chief executive officer. “Our pipeline and E&P businesses both delivered solid results, and we are on track to reduce our year-end 2006 debt, net of cash, to $14 billion. More importantly, our pipeline and E&P businesses have solid growth trajectories that point to further improvement in 2007.”
Second Quarter Financial Results
For the three months ended June 30, 2006, El Paso reported net income available to common stockholders of $141 million, or $0.21 per diluted share, compared with a net loss of $246 million, or $0.38 per diluted share, for the same period in 2005. Results for 2006 include $27 million ($0.02 per diluted share) of non-cash, mark-to-market, pre-tax gains on derivatives intended to hedge the price risk of natural gas and oil production. During the same period in 2005, price risk management derivatives generated a $12-million mark-to-market pre-tax loss. Results in 2005 were also impacted by impairments, net of gains on the sale of assets and investments, of $88 million, driven primarily by the Power segment and $29 million of restructuring costs in 2005.

For the six months ended June 30, 2006, El Paso reported net income available to common stockholders of $487 million, or $0.70 per diluted share, compared with a net loss of $140 million, or $0.19 per diluted share, for the first six months of 2005. Results for 2006 include $189 million ($0.17 per diluted share) of non-cash, mark-to-market, pre-tax gains on derivatives intended to hedge the price risk of natural gas and oil production. During the same period in 2005, price risk management derivatives generated a $118-million mark-to-market pre-tax loss. Additionally, results for the first six months of 2005 were impacted by net gains on the sale of assets and investments of $17 million, driven primarily by gains associated with the sale of the company’s remaining interest in Enterprise Products Partners L.P., offset by impairments on certain power assets. Also, 2005 results were impacted by a $59-million charge for the early payoff of the western energy settlement and $30 million of restructuring costs.
A summary of financial results for the three months ended June 30, 2006 and 2005 are as follows:
Financial Results

	Three Months Ended
	June 30,
($ in millions, except per-share amounts)	2006	2005

Earnings before interest and taxes (EBIT)
Pipelines	$335	$309
Exploration and Production	163	176
Marketing and Trading	13	(30)
Power	10	(2)
Field Services(1)	—	(3)
Corporate	(34)	(12)

Total	$487	$438

(1) El Paso completed its exit from the midstream business in 2005.

Income from continuing operations	$153	$67
Discontinued operations, net of income taxes	(3)	(305)

Net income (loss)	150	(238)
Preferred stock dividends	9	8

Net income (loss) available to common stockholders	$141	$(246)

	Three Months Ended
	June 30,
	2006	2005
Earnings (loss) per common share
Basic
Income from continuing operations	$0.22	$0.09
Discontinued operations	(0.01)	(0.47)

Net income (loss)	$0.21	$(0.38)

Diluted
Income from continuing operations	$0.21	$0.09
Discontinued operations	—	(0.47)

Net income (loss)	$0.21	$(0.38)

In the first six months of 2006, the company generated cash flow from continuing operations of $1,421 million, invested $1,024 million of capital, and paid $71 million in dividends.
At June 30, 2006, El Paso’s debt, net of cash, was $14.4 billion, a $1.7-billion reduction from December 31, 2005. Gross debt was at $16.2 billion on June 30, 2006, a $2.0-billion reduction from year end. Net debt and gross debt at December 31, 2005 include $225 million of Macaé project debt that was repaid in the second quarter 2006 upon the sale of the Macaé power plant. In May, the company issued 35.7 million shares of common stock with net proceeds of approximately $500 million. This offering completes the financing of the acquisition of Medicine Bow Energy last year. During the first six months of 2006, El Paso closed $854 million of asset sales as a part of its debt-reduction program. In addition, approximately $160 million of assets sales have either closed or are in various stages of completion.
In July, El Paso completed an early restructuring of its bank facilities given the company’s reduced liquidity requirements. Total borrowing and letter of credit capacity was reduced from $3 billion to $2.25 billion. The new facilities and reduced borrowings will provide approximately $40 million in annualized cost savings. During the third quarter El Paso expects to take a charge of $17 million associated with unamortized financing costs on the previous credit agreement.

Business Unit Financial Update
Pipelines
The Pipelines segment’s reported EBIT for the three months ended June 30, 2006 was $335 million, compared with $309 million for the same period in 2005. The increase is primarily due to the expiration of discounted rates to certain El Paso Natural Gas (EPNG) customers, the implementation of new rates at EPNG, increased revenues from various interruptible services, and the contribution of pipeline expansion projects, including the Cheyenne Plains pipeline, the Piceance Basin expansion on the Wyoming Interstate Company system, and the Elba Island LNG terminal expansion. Offsetting these positive factors were higher O&M costs due to hurricane repair costs that will not be fully reimbursed by insurance, and favorable contract restructurings and settlements on the ANR Pipeline system in the second quarter of 2005.
Pipelines Results

	Three Months Ended
	June 30,
($ in millions)	2006	2005

EBIT	$335	$309
DD&A	$115	$108

Total throughput (BBtu/d)[1]	21,042	20,316

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment’s EBIT for the three months ended June 30, 2006 was $163 million, compared with $176 million for the same period in 2005. Second quarter 2006 consolidated production volumes averaged 719 million cubic feet equivalent per day (MMcfe/d), excluding unconsolidated affiliate volumes of 66 MMcfe/d, compared with 784 MMcfe/d for the same period in 2005. Average daily equivalent production volumes in the second quarter of 2006 were negatively impacted by approximately 15 MMcfe/d of continued shut-in production volumes in the Gulf of Mexico and south Louisiana regions as a result of last year’s hurricanes. Despite shut ins and greater-than-expected delays in bringing on Gulf of Mexico production, El Paso believes it will reach the low end of its 825 MMcfe/d to 850 MMcfe/d average production target (including unconsolidated affiliate volumes) established for 2006.

El Paso’s 2006 drilling program continues to deliver solid results. For the first six months of the year, it has achieved a 99-percent success rate on 242 gross wells drilled.
The realized price for natural gas (net of transportation costs) during the three months ended June 30, 2006, including the impact of hedges, was $5.86 per thousand cubic feet (Mcf), compared with $5.96 per Mcf for the same period in 2005. Oil, condensate, and natural gas liquids (NGL) realized prices, including the impact of hedges, were $59.84 per barrel in second quarter 2006, up 43 percent, compared with the same period in 2005. Total per-unit cash costs increased to an average of $1.86 per Mcfe in the second quarter 2006, compared with $1.52 per Mcfe for the same 2005 period, primarily due to higher production taxes as a result of lower tax credits received in 2006 and higher maintenance, repair, and workover costs as compared with the second quarter of 2005.
Exploration and Production Results

	Three Months Ended
	June 30,
($ in millions)	2006	2005

EBIT	$163	$176
DD&A	$156	$157

Average consolidated daily sales volumes
Natural gas sales volumes (MMcf/d)	589	635
Oil, condensate, and NGL sales volumes (MBbls/d)	22	25
Total equivalent average daily sales volumes (MMcfe/d)	719	784

Four Star equity average daily sales volumes[1]
Natural gas sales volumes (MMcf/d)	49	—
Oil, condensate, and NGL sales volumes (MBbls/d)	3	—
Total equivalent average daily sales volumes (MMcfe/d)	66	—

Weighted average realized prices, including hedges[2,3]
Natural gas ($/Mcf)	$5.86	$5.96
Oil, condensate, and NGL ($/Bbl)	$59.84	$41.80

Per-unit costs ($/Mcfe)[3]
Unit of production depletion costs	$2.24	$2.05
Cash costs[4]	$1.86	$1.52

Total costs	$4.10	$3.57

[1]	Four Star is an equity investment acquired in the Medicine Bow transaction. Amounts disclosed represent the company’s proportionate share in Four Star.

[2]	Prices are stated after transportation costs.

[3]	Price and costs per unit do not include the company’s proportionate share of Four Star volumes, revenue, or cost.

[4]	Includes lease operating costs, production-related taxes, G&A expenses, and other taxes.

Other Operations
Marketing and Trading
The Marketing and Trading segment reported EBIT of $13 million for the three months ended June 30, 2006, compared with a loss of $30 million for the same period in 2005. Second quarter 2006 results were primarily driven by $27 million of non-cash, mark-to-market gains on derivatives intended to manage the price risk of the Exploration and Production segment’s natural gas and oil production. Second quarter 2005 results were significantly impacted by a $78-million mark-to-market loss on the Cordova tolling agreement as natural gas futures prices increased more than power prices during the quarter. During the fourth quarter of 2005, El Paso completed the assignment of this agreement to a third party.
Power
     The Power segment reported EBIT of $10 million for the three months ended June 30, 2006, compared with a loss of $2 million for the same period in 2005. Second quarter 2006 results for the Power segment were primarily attributable to earnings from the company’s Brazilian investments. Second quarter 2005 results were negatively impacted by $89 million of impairments, net of gains on sales, and were positively impacted by a $53-million gain on favorable resolution of bankruptcy claim and earnings primarily from international operations. Both the Macae and Araucaria power plants were sold during the second quarter of 2006, and Macae’s results are reflected in discontinued operations.
Last week El Paso sold its interests in Midland Cogeneration Venture (MCV) to GSO Capital Partners and Rockland Capital Energy Investments for $13 million. The sale includes El Paso’s approximately 44-percent interest in MCV, a 1,575-megawatt natural gas-fired power plant located in Midland, Michigan. El Paso previously wrote down its interest in MCV to zero; therefore, the sale will result in a third quarter pre-tax gain of approximately $13 million. In addition, El Paso will record an estimated $135 million third-quarter non-cash mark-to-market loss in the Marketing and Trading segment on natural gas supply agreements with MCV as a result of this sale, based on El Paso’s estimates of the value of these contracts as of June 30, 2006. The loss represents the cumulative unrecognized mark-to-market losses on these contracts attributable to El Paso’s ownership interest in MCV that were not previously recognized due to their affiliated nature.

Field Services
El Paso completed its exit from the midstream business in 2005 and no longer reports a Field Services segment.
Corporate
Corporate reported an EBIT loss of $34 million during the second quarter of 2006, compared with an EBIT loss of $12 million in 2005. Second quarter 2006 results were negatively impacted by increases in litigation and environmental liabilities and foreign currency losses on Euro-denominated debt offset by lease-termination costs compared to the same period in 2005.
Other Operations Results

	Three Months Ended
	June 30,
($ in millions)	2006	2005

Marketing and Trading
EBIT	$13	$(30)
DD&A	$1	$1

Power
EBIT	$10	$(2)
DD&A	$1	$—

Field Services
EBIT	$—	$(3)
DD&A	$—	$1

Corporate
EBIT	$(34)	$(12)
DD&A	$5	$17

Tax Rate
The effective tax rate for the quarter and six months ended June 30, 2006 is 1 percent and 24 percent respectively. These rates are lower than the statutory rate of 35 percent primarily due to IRS settlements and tax benefits on sales of foreign investments. Second quarter results include $34 million of benefits recorded as a result of the IRS settlements. The tax rate for ongoing operations is expected to be 34 percent to 36 percent.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its second quarter 2006 results on August 7, 2006 beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 582-2844 ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through August 14, 2006 by dialing (973) 341-3080 (access code 7645202). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. Per-unit total cash costs equal total operating expenses less DD&A and other non-cash charges divided by total consolidated production. It is a valuable measure of operating efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to implement and achieve our objectives in the 2006 plan, including achieving our debt-reduction, earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment despite delays in resuming production shut-in due to hurricanes Rita and Katrina; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; the outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power and relevant basis spreads; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Chris Jones, Manager
Office: (713) 420-4136